EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement"), effective this 19th day of January, 2007 ("Effective Date"), between FORTRESS AMERICA ACQUISITION CORPORATION, a Delaware corporation (the "Company") and GERARD J. GALLAGHER (the "Executive").

WITNESSETH

WHEREAS, Executive and Thomas P. Rosato (“Rosato”) were all of the members of VTC, LLC, a Maryland limited liability company (“VTC”) and Vortech, LLC (“Vortech”).

WHEREAS, by the terms of a Second Amended and Restated Membership Interest Purchase Agreement dated July 31, 2006 (the “Purchase Agreement”)by and among the Company, the Executive, Rosato, VTC and Vortech, Company purchased from Executive and Rosato all of their respective membership interests in each of VTC and Vortech.

WHEREAS as an inducement for and condition to the Company entering into and executing and delivering the Purchase Agreement, the Company requires that the Employee enter into this Agreement for the purpose of retaining the Executive’s services upon the terms and conditions set forth below.

WHEREAS, the Executive is willing to provide services to the Company upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the promises and the mutual agreements contained herein, intending to be legally bound, the parties agree as follows:

1.  DEFINITIONS

The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

1.1.  Affiliates. "Affiliates" of a Person, or a Person "affiliated" with another Person, are any Persons which, directly or indirectly, through one or more intermediaries, controls or are controlled by or are under common control with, the Person specified.

1.2.  Base Salary. "Base Salary" shall have the meaning set forth in Section 3.1 hereof.

1.3.  Board. "Board" means the Company’s Board of Directors.

1.4.  Cause.

1.4.1  Termination of the Executive’s employment for "Cause" shall mean any of the following:

(i) any act that would constitute a material violation of the Company’s material written policies provided that the Company specifically terminates the Executive's employment for Cause hereunder within 120 days from the date the Company has actual notice of such;

(ii) intentionally engaging in conduct materially and demonstrably injurious to the Company provided that the Company specifically terminates the Executive's employment for Cause hereunder within 120 days from the date the Company has actual notice of such; or

(iii) conviction of (1) a crime of embezzlement or a crime involving moral turpitude; (2) a crime with respect to the Company involving a breach of trust or dishonesty; or (3) in either case, a plea of guilty or no contest to such a crime provided that the Company specifically terminates the Executive's employment for Cause hereunder within 120 days from the date the Company has actual notice of such.

1.4.2  In any case, if the Company desires to terminate the Executive's employment for Cause in accordance with Sections 1.4.1(i), (ii) or (iii), it shall first give written notice of the facts and circumstances providing the basis for Cause to the Executive, and to allow the Executive 30 days from the date of such notice to remedy, cure or rectify, if possible, the situation giving rise to the Company's allegations of Cause (the "Cure Period"); provided, however, that the Executive shall have only one such opportunity to cure, regardless of the grounds on which Cause is asserted, during the Employment Period. During the Cure Period, the Executive may not be entitled to payment of any compensation, in the Company's sole discretion; provided, however, that if the Executive's compensation is withheld and the Executive successfully remedies, cures, or rectifies the situation giving rise to the Company's notice of Cause during the Cure Period, resulting in the Company's withdrawal of its written notice of Cause, the Executive shall be compensated for the Cure Period.

1.4.3  A termination for Cause after a Change in Control shall be based only on events occurring after such Change in Control; provided, however, the foregoing limitation shall not apply to an event constituting Cause which was not discovered by the Company prior to a Change in Control.

1.4.4  Cause shall be determined in good faith by the affirmative vote of a majority of the whole Board (excluding the Executive if the Executive is a member of the Board).

1.4.A Change in Control of the Company. "Change in Control of the Company" means (a) a sale, transfer or exclusive licensing by the Company of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis (measured by either book value in accordance with United States generally accepted accounting principles consistently applied or fair market value determined in the reasonable good faith judgment of the Board) in any transaction or series of transactions (other than sales in the ordinary course of business); (b) any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Company's capital stock by the Company or any holders thereof which results in any Person or Persons, other than the holders of Company’s capital stock as of the date hereof, owning capital stock of the Company possessing the voting power (under ordinary circumstances) to elect a majority of the Board; (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (d) the stockholders of the Corporation approve a plan of complete liquidation of the Company.

1.5.  Date of Termination. "Date of Termination" shall mean (a) if the Executive’s employment is terminated by reason of the Executive’s death, the date of the Executive’s death, or (b) if the Executive’s employment with the Company and its Subsidiaries is terminated for any reason other than the Executive’s death, the date on which Executive ceases to be an employee of the Company and its Subsidiaries.

1.6.  Disability. Termination of the Executive’s employment with the Company and its Subsidiaries based on "Disability" shall mean termination of the Executive’s employment at the Company’s sole discretion, upon thirty (30) days prior written notice in the event the Executive becomes “Disabled,” as defined in any group term disability insurance maintained by the Company applicable to the Executive, or, (b) if the Company shall not maintain such insurance, the determination by an independent physician acting reasonably and in good faith that the Executive is incapacitated by reason of a physical or mental illness which is long-term in nature and which prevents the Executive from performing the substantial and material duties of his employment with the Company, provided that such incapacity can reasonably be expected to prevent the Executive from working at least six (6) months in any twelve (12) month period. The Company may require the Executive to have the examination described in the preceding sentence at any time for the purpose of determining whether the Executive has a long-term disability, and the Executive agrees to submit to such examination upon request of the Board; provided that the Company shall pay all costs and expenses associated with such examination. This Section 1.6 shall be interpreted and applied consistently with the Americans with Disabilities Act, the Family and Medical Leave Act and other applicable law.

1.7.  Good Reason. Termination of the Executive’s employment by the Executive for a "Good Reason" shall mean termination by the Executive because of: (a) a requirement to move the Executive’s primary place of business more than twenty-five (25) miles from the office the Executive works in on the date hereof (which termination occurs prior to such move) without the written consent of the Executive, (b) failure of the Company to pay any installment of the Executive’s Base Salary when such installment is due pursuant to this Agreement, which failure is not cured within fifteen (15) days; (c) any other breach or breaches of this Agreement by the Company, which breaches are, singularly or in the aggregate, material, and which are not cured within thirty (30) days of written notice of such breach or breaches to the Company by the Executive; or (d) a reduction by the Company of the Executive’s Base Salary without the express written consent of the Executive.

1.8.  Person. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

1.9.  Restrictive Period. For purposes of this Agreement the term “Restrictive Period” shall have the following meanings.

1.9.1  If the Executive’s employment is terminated prior to the third (3rd) anniversary of the Closing Date, then the Restrictive Period shall be the period from the Termination Date through the third anniversary of the Closing Date (or if the Termination Date is within twelve (12) months of the third anniversary of the Closing Date), then for a period of one (1) year measured from the Termination Date through the first anniversary of the Termination Date.

1.9.2  Subject to Section 7.4 hereof, If the Executive’s employment is terminated after the third anniversary of the Closing Date, then the Restrictive Period shall be the twelve month period measured from the Termination Date through the first anniversary of the Termination Date.

1.10.  Subsidiary. "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

2.  EMPLOYMENT

2.1.  Employment Period.

2.1.1  Expressly conditioned upon the closing (the “Closing”) under the Purchase Agreement and effective as of the date of the Closing (the “Closing Date”), the Company hereby employs the Executive, and the Executive hereby accepts said employment and agrees to render services to the Company, on the terms and conditions set forth in this Agreement for the period (the "Employment Period") beginning on the Closing Date and ending when such period is terminated pursuant to the terms hereof. Unless earlier terminated by either the Company or the Executive as hereinafter provided, the Employment Period shall continue through the third (3rd) anniversary of the Closing Date ("Expiration Date"); provided, however, that if this Agreement is renewed pursuant to Section 2.1.2) below, then the “Expiration Date” for the then current “Renewal Term” (as hereinafter defined) shall be the date that is last day of the one year period of any Renewal Term. Notwithstanding anything to the contrary continued in this Section 2.1.1, if the Closing under the Purchase Agreement does not occur, this Agreement shall be null and void and of no force and effect.

2.1.2  This Agreement shall be automatically renewed for an additional one year period commencing at the expiration of the initial Employment Period or any subsequent renewal term (each, a "Renewal Term") unless the Company provides written notice of termination to the Executive not less than sixty (60) days prior to the Expiration Date. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Employment Period shall immediately terminate prior to any Expiration Date (i) upon Executive’s death, Disability or termination for a Good Reason or (ii) upon termination by the Company for Cause; in all other circumstances, thirty (30) days' prior written notice is required by either party to the other to terminate this Agreement.

2.2.  Duties. During the Employment Period, the Executive shall devote the Executive's full working time and attention and use the Executive's best efforts and skill to further the interests of the Company. The Executive shall, to the best of his ability, execute the strategic plan of the Company as approved by the Board, perform his duties, adhere to the Company’s published policies and procedures, promote the Company’s interests, reputation, business and welfare, and work actively with the Board and other senior managers to help augment the existing business base, increase the corporate contract backlog and identify and develop new business opportunities. The Executive shall perform such services for the Company as is consistent with the Executive's position (subject to the power and authority of the Board to expand or limit such services and to overrule actions of officers of the Company) and as lawfully directed, from time to time, by the Board. During the Employment Period, the Executive’s title shall be President and Chief Operating Officer. During the Employment Period the Executive shall report to the Board, and Executive may use such additional titles as assigned and approved by the Board. The Executive shall not, during the Employment Period, be employed or involved in any other business activity for gain, profit or other pecuniary advantage. Notwithstanding the foregoing, the Executive may (a) volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as the Executive may wish to serve; and (b) manage his personal, financial and legal affairs, so long as such activities do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder or violate any of the terms of this or any other agreement entered into with the Company. The Executive acknowledges that the Executive may be required to travel on business in connection with the Executive's performance of the Executive's duties hereunder, but that the Executive's base will be the location of the Company’s headquarters in Columbia or Beltsville, Maryland or such other location as determined by the Board.

2.3.  Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on the Executive in any amount or amounts considered available. The Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. The Executive hereby represents that the Executive has no reason to believe that the Executive's life is not insurable at rates now prevailing for a healthy person of the Executive's gender and age.

2.4.  Corporate Opportunity. The Executive agrees that, unless approved by the Board, he will not take personal advantage of any business opportunities which arise during his employment with the Company and which may be of benefit to the Company. All material facts regarding such opportunities must be promptly reported to the Board for consideration by the Company.

3.  COMPENSATION AND BENEFITS

3.1.  Base Salary. During the Employment Period, the Company shall pay the Executive an initial base salary of Four Hundred Twenty Five Thousand Dollars ($425,000.00) per year ("Base Salary") paid in approximately equal installments bi-weekly. The Company will review the Executive’s Base Salary on December 31 of each year of the Employment Period in order to determine what Base Salary adjustments, if any, shall be made, subject to an annual minimum increase of five percent (5%), but in no event may the Executive's Base Salary be reduced below that paid in the preceding year.

3.2.  Annual Bonus. For calendar year 2006 (ending on or about December 31, 2006) and for each other calendar year that begins during the Employment Period (each such calendar year, a "Bonus Year"), the Executive shall be eligible to receive a bonus in an amount and on such terms as are established by the Company's Board up to fifty percent (50%) of the Base Salary (each, a "Bonus") in accordance with the bonus plan or formula applicable to the Executive. The 2006 Bonus shall be prorated to reflect that the 2006 Bonus Year is a partial year commencing on the Closing Date and ending on December 31, 2006. In addition, the Executive shall be eligible for any other bonus as the Board may determine in its sole discretion. Any Bonus for an applicable calendar year, or portion thereof, shall be paid to the Executive no later than the conclusion of the first calendar quarter following each calendar year.

3.3.  Vacation and Benefits. The Executive shall continue to receive vacation, health insurance and other employee benefits as the Company makes available to other executives, as may exist at any particular time and from time to time during the Executive’s employment.

3.4.  Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

3.5.  Policies, Procedures & Benefit Plans. Except as otherwise provided herein, the Executive’s employment shall be subject to the policies and procedures which apply generally to the Company’s employees as the same may be interpreted, adopted, revised or deleted from time to time, during the Employment Period, by the Board in its sole discretion. The Executive agrees to comply with such policies and procedures in all material respects. During the Employment Period, the Executive shall be entitled to participate in any Company benefit plans on the same basis as other executive level employees of the Company. The Board reserves the right to change, alter, or terminate benefits, plans and carriers in its sole direction. All matters of eligibility for coverage or benefits under any health, hospitalization, life, disability, or other insurance plan, program or policy shall be determined in accordance with the provisions of the plan, program, or policy; the Company shall not be liable to the Executive, the Executive’s family, heirs, executors, or beneficiaries, for any payment payable or claimed to be payable under any such benefit plan, program, or policy. Provided that the Executive can be insured at standard rates, the Company shall maintain the Executive’s existing life insurance policy(ies) as set forth on Exhibit A attached hereto, or if it is not possible to continue the existing policies, then provide the Executive a $1,000,000 life insurance policy with a reputable and responsible insurance company acceptable to the Company and the Executive.

3.6.  Stock Bonus. Subject to Section 3.6.4 below, as of July 13, 2008 (the period between the Effective Date and July 13, 2008 being hereinafter referred to as the “Stock Bonus Period”), Executive shall be entitled to receive up to Five Million Dollars ($5,000,000.00) worth of the Company’s common stock (the “Stock Bonus”) depending on whether during the Stock Bonus Period the highest average closing price of the Company’s common stock (on the Nasdaq OTC market or such other recognized stock market on which the Company’s stock is then being traded on) for sixty (60) consecutive trading days (the “Highest Average Trading Price”) exceeds the applicable “Stock Bonus Closing Price Thresholds” set forth below.

3.6.1  For purposes of this Agreement (A) the “Stock Bonus Closing Price Thresholds” are as follows (each of which is individually referred to as a “Stock Bonus Closing Price Threshold”); (B) the “Stock Bonus Threshold Share Value” for each Stock Bonus Closing Price Threshold shall be the dollar amount ($500,000, $1,000,000, $1,500,000 or $2,000,000 as the case may be) for that Stock Bonus Closing Price Threshold as set forth below; (C) the “Minimum Threshold Share Price” with respect to each Stock Bonus Closing Price Threshold is the maximum price per share that is within that Stock Bonus Closing Price Threshold ($9.01, $10.01, $12.01, or $14.01 as the case may be); and (D) the “Threshold Share Price Range” for each Stock Bonus Closing Price Threshold shall be the price per share range referenced therein ($9.01 - $10.00, $10.01 - $12.00, $12.01 - $14.00 and $14.01, as the case may be).

(i)  If during the Stock Bonus Period the Highest Average Trading Price never exceeds Nine Dollars ($9.00) per share, then no Company common stock shall be issuable to Executive at the end of the Stock Bonus Period.

(ii)  If during the Stock Bonus Period the Highest Average Trading Price is in excess of Nine Dollars ($9.00), then Executive shall be entitled to receive Five Hundred Thousand Dollars ($500,000.00) of Company common stock.

(iii)  If during the Stock Bonus Period the Highest Average Trading Price is in excess of Ten Dollars ($10.00), then Executive shall be entitled to receive, in addition to the Company common stock referenced in Section 3.6.1(ii) above, an additional One Million Dollars ($1,000,000.00) of Company common stock.

(iv)  If during the Stock Bonus Period the Highest Average Trading Price is in excess of Twelve Dollars ($12.00), then Executive shall be entitled to receive, in addition to the Company common stock referenced in Sections 3.6.1(ii) and (iii) above, an additional One Million Five Hundred Thousand Dollars ($1,500,000.00) of Company common stock.

(v)  If during the Stock Bonus Period the Highest Average Trading Price is in excess of Fourteen Dollars ($14.00) per share, then Executive shall be entitled to receive , in addition to the Company common stock referenced in Sections 3.6.1(ii) -(iv) above, an additional Two Million Dollars ($2,000,000.00) of Company common stock (based on the Highest Average Trading Price).

3.6.2  Determination of Company Shares Payable as Stock Bonus. The number of shares Company common stock to be issued as the Stock Bonus shall be determined at the end of the Stock Bonus Period as follows:

(i)  determining the Highest Average Trading Price during the Stock Bonus Period;

(ii)  determining which Stock Bonus Closing Price Thresholds are applicable (the applicable Stock Bonus Thresholds being (y) the Stock Bonus Closing Price Thresholds for which the Highest Average Trading Price falls within the applicable Threshold Share Price Range (the “Maximum Stock Bonus Closing Price Threshold”) and (z) all other Stock Bonus Price Thresholds for which the Highest Average Trading Price exceeds the applicable Threshold Share Price Range (collectively with the Maximum Stock Bonus Closing Price Threshold referred to as the “Effected Stock Bonus Closing Price Thresholds”)); and

(iii)  dividing the applicable Stock Bonus Threshold Share Value for each of the Effected Stock Bonus Closing Price Thresholds by the applicable Minimum Threshold Share Price for each of the Effected Stock Bonus Closing Price Thresholds (other than the Maximum Stock Bonus Closing Price Threshold for which the Stock Bonus Share Value shall be divided by the Highest Average Trading Price).

FOR EXAMPLE

If at the end of the Stock Bonus Period the Highest Average Trading Price was $14.50; then (A) the Effected Stock Bonus Closing Price Thresholds consists of all of the Stock Bonus Closing Price Thresholds; and (B) the division of (y) the Stock Bonus Threshold Share Value for each of the Effected Stock Bonus Closing Price Thresholds by the Minimum Threshold Share Price for each of the Effected Stock Bonus Closing Price Thresholds other than the Maximum Stock Bonus Closing Price Threshold and (z) the Stock Bonus Share Value for the Maximum Stock Bonus Closing Price Threshold by the Highest Average Trading Price results in the following:

$500,000 ∕ $9.01 per share =	55,493 shares
$1,000,000 ∕ $10.01 per share =	99,900 shares
$1,500,000 ∕ $12.01 per share =	124,895 shares
$2,000,000 ∕ $14.50 per share =	137,931 shares
Total Stock Bonus	418,219 shares

The determination of the Highest Average Trading Price and the calculation of the number of shares of Company stock that are issuable to the Executive as Stock Bonus shall be made as follows. Not later than twenty (20) Business Days after the Stock Bonus Period, the Company’s senior financial executive shall provide Executive with a statement (the “Stock Bonus Statement”) setting forth the calculation of the Stock Bonus that shall include the calculations used to determine the Stock Bonus. Executive shall have fifteen (15) days following delivery of the Stock Bonus Statement (the “Stock Bonus Notice Period”) to disagree with Stock Bonus Statement by written notice to the Company setting forth in reasonable detail the amount and nature of the disagreement (each an “Stock Bonus Dispute Notice”). If the Company does not receive a Stock Bonus Dispute Notice from Executive within the Stock Bonus Notice Period, Executive shall be conclusively presumed to agree with the Stock Bonus Statement and the Company shall promptly issue the Stock Bonus shown to be due on the Stock Bonus Statement to Executive pursuant to Section 3.6.3 below. If the Company receives a Stock Bonus Dispute Notice from Executive within the Stock Bonus Notice Period then the dispute shall be resolved pursuant to Section 9 below.

3.6.3  Delivery of Stock Bonus. The Company shall deliver, or shall cause to be delivered to Executive stock certificates for any Stock Bonus.

3.6.4  Forfeiture of Stock Bonus. Notwithstanding anything to the contrary contained in this Section 3.6, if during the Stock Bonus Period Executive’s employment is terminated pursuant to Section 5.1 of this Agreement, then Executive shall forfeit any and all rights in and to the Stock Bonus.

3.6.5  Fractional and Restricted Shares; Acquisition Agreement

(i)  Fractional Shares. If the calculation of the number of shares of Company common stock to be received as the Stock Bonus pursuant to this Section 3.6  would result in the issuance of fractional shares, then the number of shares of Company common stock that Executive would otherwise receive as the Stock Bonus shall be rounded down to the nearest whole number of shares (which shall be the Stock Bonus payable to Executive and Executive shall receive as cash the amount attributable to the fractional interest.

(ii)  Restricted Shares. The shares of Company common stock to be issued pursuant to this Agreement as Stock Bonus (A) have not been, and will not be at the time of issuance, registered under the Securities Act, and will be issued in a transaction that is exempt from the registration requirements of the Securities Act and (B) will be “restricted securities” under the federal securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration. All certificates evidencing the Stock Bonus shall bear, in addition to any other legends required under applicable securities laws, the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.”

(iii)  Stock Acquisition Agreement. In connection with and as a precondition to receipt of any Stock Bonus, Employee shall execute and deliver to Company a Stock Acquisition Agreement substantially in the form of Exhibit B attached hereto and incorporated herein and all such other documentation as may reasonably be required by Company.

4.  SUPPORT AND EXPENSES

4.1.  Office. During the Employment Period the Company shall provide Executive with furnished offices in the Company’s headquarters (which shall be consistent with the Executive’s duties and sufficient for the efficient performance of those duties, all in the reasonable determination of the Board).

4.2.  Expenses. During the Employment Period, including following any Date of Termination for appropriate expenses incurred on or prior to the Date of Termination, the Company shall reimburse the Executive promptly or otherwise provide for or pay for all pre-approved reasonable expenses incurred by the Executive in furtherance of, or in connection with, the business of the Company or its Subsidiaries, consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to such reasonable documentation and other limitations as may be established from time to time by the Board, including against presentation of vouchers or receipts therefor.

5.  TERMINATION

5.1.  Termination Due to Death or Disability, For Cause or By the Executive. If the Employment Period is terminated (a) by reason of the Executive’s death or Disability; (b) by the Company for Cause; or (c) by the Executive (other than for a Good Reason); then the Executive shall only be entitled to receive the Executive’s Base Salary and the reimbursement of any applicable expenses pursuant to Section 4.2 through the Date of Termination, and the Executive shall have no right to any other compensation thereafter (including without limitation pursuant to Section 3.1 and 3.2 of this Agreement, but not including Section 5.3). No Person shall be entitled hereunder to participate in any employee benefit plan after the Date of Termination if the Employment Period is terminated in connection with this Section 5.1, except as otherwise expressly required by applicable law (i.e., COBRA) and provided that nothing herein shall be interpreted to limit the Executive’s conversion rights, if any, under any of the Company’s employee benefit plans.

5.2.  Termination by the Company Other Than for Death, Disability, or Cause or by the Executive for a Good Reason. In addition to the payment to the Executive of the Executive's Base Salary and the reimbursement of any applicable expenses pursuant to Section 4.2 through the Date of Termination, if (a) the Employment Period is terminated (i) by the Company for reasons other than death, Disability, or Cause, or (ii) by the Executive for a Good Reason, or (iii) in accordance with the terms of Section 2.1(b) hereof (provided the Company provides the requisite notice to the Executive to terminate prior to any Expiration Date); and (b) the Executive executes a general release in the form attached hereto as Exhibit C (the "Release") on or before the effective Date of Termination; and (c) the Executive has not breached the terms of the “Assignment Agreement” (as defined below); then the Company shall pay the Executive an amount equal to the Executive’s Base Salary (at the rate in effect at the Date of Termination) for a period commencing on the Date of Termination and on the Expiration Date; provided, however, that if the Termination Date is within twelve (12) months of the Expiration Date, then the Company shall pay the Executive an amount equal to the Executive’s Base Salary (at the rate effective as of the Termination Date), for a period commencing on the Termination Date and ending on the first (1st) anniversary of the Termination Date. Any payment under this Section 5.2 shall be made over time as though the Executive continued to be employed by the Company. If the Executive elects and remains eligible for health coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA") (and subject to withholding pursuant to Section 3.5 above); then commencing within fifteen (15) business days following the date on which the Release becomes effective pursuant to its terms, the Company will, for a period commencing on the Date of Termination and ending twelve (12) months from the Date of Termination, pay a percentage of the premium for such COBRA health coverage equal to the percentage of the premium for health insurance coverage paid by the Company on the Date of Termination. The Executive shall not be entitled to any other salary or compensation after termination of the Employment Period (other than as set forth in this Section 5.2 and Section 5.3) and no Person shall be entitled hereunder to participate in any employee benefit plan after the Date of Termination if the Employment Period is terminated in connection with this Section 5.2, except as otherwise specifically provided hereunder or as required by applicable law (i.e., COBRA) and provided that nothing herein shall be interpreted to limit the Executive’s conversion rights, if any, under any of the Company’s employee benefit plans. In furtherance of and not in limitation of the foregoing, the Executive may only be terminated by the affirmative vote of a majority of the whole Board (excluding the Executive if he is a member of the Board).

5.3.  Cooperation with Company After Termination of Employment. For a period of six (6) months following termination of the Employment Period for any reason, as such period may be extended with the consent of the Executive, the Executive shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to other executives of the Company as may be designated by the Company. The Executive shall be compensated for any time spent pursuant to this Section 5.3 at the specific request of the Company at a per diem amount based upon the Executive's Base Salary at the Date of Termination.

5.4.  Termination by Mutual Consent. Notwithstanding any of the foregoing provisions of this Section 5, if at any time during the course of this Agreement the parties by mutual consent decide to terminate it, they shall do so by separate agreement setting forth the terms and conditions of such termination.

6.  INVENTION, ASSIGNMENT, NON-COMPETE AND CONFIDENTIALITY AGREEMENT

6.1.  The parties hereto have entered into an Invention, Assignment, and Confidentiality Agreement attached hereto as Exhibit D (the "Assignment Agreement"), which may be amended by the parties from time to time pursuant to the terms thereof. The provisions of the Assignment Agreement are intended by the parties to survive and shall survive termination or expiration of the Employment Period and this Agreement.

7.	NON-SOLICITATION CUSTOMERS OR EMPLOYEES; NON-COMPETITION

7.1.  Covenant Not-to-Solicit Customers. Subject to Section 7.4 below, during Executive's employment with the Company through the applicable Restrictive Period, the Executive shall not directly or indirectly, individually or on behalf of any other person or entity, whether as principal, agent, stockholder, employee, consultant, representative or in any other capacity, solicit any person or entity, that:

(a)  is a customer or client of the Company or any of its subsidiaries as of the Termination Date; or

(b)  has been a customer or client of the Company or any of its subsidiaries at any time within two (2) years prior to the Termination Date; or

(c)  is a prospective customer or client that the Company or any of its subsidiaries is actively soliciting as of the Termination Date.

7.2.  Covenant Not-to-Solicit Employees. Subject to Section 7.4 below, during Executive's employment with the Company and from the Termination Date through the applicable Restrictive Period, the Executive shall not directly or indirectly, individually or on behalf of any other person or entity, whether as principal, agent, stockholder, employee, consultant, representative or in any other capacity:

(a)  recruit, solicit or encourage any person to leave the employ of the Company or any of its subsidiaries; or

(b)  hire any employee of the Company or any of its subsidiaries as a regular employee, consultant, independent contractor or otherwise.

7.3.  Non-Competition. The Executive recognizes and acknowledges the competitive and proprietary nature of the business operations of the Company and its subsidiaries. Subject to Section 7.4 below, during the Executive’s employment with the Company and for the applicable Restrictive Period, the Executive shall not, without the prior written consent of the Company, for himself or on behalf of any other person or entity, directly or indirectly, whether as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business that competes with the business operations of the Company or any of its subsidiaries, except that nothing contained herein shall preclude the Executive from purchasing or owning stock in any such competitive business if such stock is publicly traded, and provided that his holdings do not exceed one percent (1%) of the issued and outstanding capital stock of such business.

7.4.  Reduction and Extension of Restrictions.

(a)  If the Termination Date with respect to the Executive’s termination occurs on or before the third (3rd) anniversary of the Closing Date, then the provisions of Sections 7.1, 7.2 and 7.3 above apply to Executive regardless of the reason for the termination. If the Termination Date with respect to the Executive’s termination occurs after the third anniversary of the Closing Date, then the provisions of Sections 7.1, 7.2 and 7.3 above apply only to terminations made pursuant to Section 5.1 and shall not apply with respect to terminations made pursuant to Section 5.2.

(b)  The Company at Company’s option, by written notice delivered to Executive not less than thirty (30) days prior to the expiration of the then current, applicable Restrictive Period, may extend the Restrictive Period (as previously extended under this Section 7.4(b)) for an additional twelve (12) months, provided that Company pays to Executive during the extended Restrictive Period an amount equal to the Executive’s Base Salary (at the rate effective as of the applicable Termination Date and over time and in the manner Executive would have received these payments had he continued to be employed by the Company).

7.5.  Non-Disparagement. The Executive agrees not to make any public statement, or engage in any conduct, that is disparaging to the Company, or any of its employees, officers, directors or shareholders, including, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or other aspects of the business of the Company. Notwithstanding any term to the contrary herein, the Executive shall not be in breach of this Section 7 for the making of any truthful statements under oath.

7.6.  Reasonableness of Restrictions. The Executive has carefully read and considered the provisions of this Section 7, and, having done so, agrees (a) that the restrictions set forth herein are reasonable, in terms of scope, duration, geographic area, and otherwise, (b) that the protection afforded to the Company hereunder is necessary to protect its legitimate business interests, (c) that the agreement to observe such restrictions form a material part of the consideration for this Agreement and the Executive's employment by the Company and (d) that upon the termination of the Executive’s employment with the Company for any reason, he will be able to earn a livelihood without violating the foregoing restrictions. In the event that, notwithstanding the foregoing, any of the provisions of this Section 7 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this Section relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

8.  EXECUTIVE’S REPRESENTATIONS AND WARRANTIES

8.1.  Other Agreements. The Executive hereby represents and warrants to the Company that the Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other Person.

8.2.  Enforceability. The Executive hereby represents and warrants to the Company that upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

8.3.  No Breach; No Conflict of Interest. The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound and (b) the Executive is not, to the best of the Executive's knowledge and belief, involved in any situation that might create, or appear to create, a conflict of interest with loyalty to or duties for the Company.

8.4.  Notification of Materials or Documents from Other Employers. The Executive hereby represents and warrants to the Company that the Executive has not brought and will not bring to the Company or use in the performance of responsibilities at the Company any materials or documents of a former employer or client that are not generally available to the public, unless the Executive has obtained express written authorization from the former employer or client and the Company for their possession and use.

8.5.  Notification of Other Post-Employment Obligations. The Executive also understands that, as part of the Executive's employment with the Company, the Executive is not to breach any obligation of confidentiality that the Executive has to former employers or clients, and agrees to honor all such obligations to former employers or clients during employment with the Company.

8.6.  Consultation with Counsel. The Executive hereby acknowledges and represents that the Executive has consulted with independent legal counsel regarding the Executive’s rights and obligations under this Agreement and that the Executive fully understands the terms and conditions contained herein.

9.  ARBITRATION

9.1.  The Executive and the Company mutually consent to the resolution by arbitration of certain claims or controversies (collectively, "Claims") arising out of or relating to the Executive's employment or termination of employment under this Agreement that either party may have against the other, including the Company’s officers, shareholders, directors, employees, or benefit plans, the benefit plans' sponsors, fiduciaries, administrators, or affiliates; and all successors and assigns of any of them, or agents in their capacity as such or otherwise. The Claims covered by this Agreement shall include claims for (a) wages or other compensation due; (b) breach of any contract or covenant (express or implied); tort claims; (c) discrimination (including but not limited to race, sex, religion, national origin, age, disability, citizenship, marital status, or any other basis protected by any applicable federal, state or local law); (d) payment of wages; (e) benefits (except where an employee benefit or pension plan specifies that its claims procedure shall use an arbitration procedure different from this one); and (f) violation of any federal, state, or local law, statute, regulation, or ordinance, or recognized under common law. The Claims not covered by this Agreement shall include claims (g) for workers' compensation or unemployment compensation benefits; (h) brought pursuant to Sections 6 or 10 of this Agreement and breach of duty of loyalty; and (i) unrelated to the Employee's employment with the Company.

9.2.  The arbitration shall be governed by the procedures of the American Arbitration Association ("AAA"), in accordance with its then-current Model Employment Arbitration Procedures and shall take place in the Washington-Metropolitan area.

9.3.  If the parties to this Agreement become parties to an arbitration proceeding or litigation arising from or relating to this Agreement, the non-prevailing party shall pay the reasonable attorneys’ fees and costs incurred by the prevailing party in such arbitration or litigation.

10.  GENERAL PROVISIONS

10.1.  Assignment. The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company or may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the Company. Notwithstanding such assignment, the Company shall remain a guarantor of the performance of all obligations owed by the Company to the Executive under this Agreement.

10.2.  Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, or Federal Express, signature required, if to the Company, addressed to its corporate headquarters at the time notice is given, "Attention Board of Directors"; if to the Executive, addressed to his home address as listed in the Company’s records at the time notice is given.

10.3.  Amendment and Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed by each of the parties hereto.

10.4.  Non-Waiver of Breach. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

10.5.  Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

10.6.  Governing Law. To the extent not preempted by Federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the law of the State of Maryland, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

10.7.  Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, whether oral or written, including without limitation any prior or existing employment agreement with the Company which shall be null and void and of no further force or effect.

10.8.  Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Company, including without limitation any company with which the Company may merge or consolidate.

10.9.  Headings. Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

10.10.  Survival. Section 1 and Sections 5 through 10 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

10.11.  No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

10.12.  Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

10.13.  Indemnification of the Executive. The Company shall, to the extent permitted by the Bylaws of the Company, in a manner as applied to other officers of the Company, indemnify, protect and hold the Executive harmless from and against any expenses, including reasonable attorneys' fees and expenses, claims, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising out of, or related to, the Executive's employment by the Company or any of its Subsidiaries. The Company shall cause the Executive to be covered under directors and officers liability insurance policies in reasonable amounts in accordance with the Company's standard corporate policies.

10.14.  Injunctive Relief. The Executive represents and acknowledges that, in light of the payments to be made by the Company to the Executive hereunder and for other good and valid reasons, as a result of the restrictions stated in the Assignment Agreement and the restrictions in Section 7 hereof, the Company and its affiliated companies would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining the Executive from committing or continuing any such violation of this Agreement, and the Executive shall not object to such application.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Executive Employment Agreement to be duly executed on the date and year first written above.

THE COMPANY:

FORTRESS AMERICA ACQUISITION CORPORATION

By:/s/ Harvey L. Weiss
Name: Harvey L. Weiss
Title: Chairman

THE EXECUTIVE:

By:/s/ Gerard J. Gallagher
Name: Gerard J. Gallagher

EXHIBIT A

EXISTING LIFE INSURANCE

EXHIBIT B

STOCK
ACQUISITION AGREEMENT
[Name of Purchaser]

THIS STOCK ACQUISITION AGREEMENT (“Agreement”) is made this ___ day of __________, 2006 by and between FORTRESS INTERNATIONAL GROUP, INC., formerly Fortress America Acquisition Corporation, a Delaware corporation (“FIG”), and ________________________, an individual (the “Purchaser”).

RECITALS:

R-1. Pursuant to the terms of that certain Executive Employment Agreement dated the June 5, _____ day of ________, 2006 (the “Employment Agreement”), by and among (i) FIG and (ii) Purchaser, FIG employed Purchaser.

R-2. Pursuant to the terms of the Employment Agreement, Purchaser has earned as a bonus _________ shares of FIG common stock (collectively the “FIG Shares”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned agree as follows:

1.	Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Agreement” has the meaning referred to in the Preamble.

“Employment Agreement” has the meaning referred to in Recital R-1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“FIG” refers to Fortress International Group, Inc.

“FIG Securities” has the meaning referred to in Section 3.6.

“FIG Shares” has the meaning referred to in Recital R-2.

“Governmental Authority” means any nation or government, any foreign or domestic Federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Laws” means (a) all constitutions, treaties, laws, statutes, codes, regulations, ordinances, orders, decrees, rules, or other requirements with similar effect of any Governmental Authority, (b) all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority, and (c) all provisions of the foregoing, in each case binding on or affecting the Person referred to in the context in which such word is used; “Law” means any one of such “Laws”.

“Lien” means any lien, statutory or otherwise, security interest, mortgage, deed of trust, priority, pledge, charge, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Person” means any individual, person, entity, or Governmental Authority and the heirs, executors, administrators, legal representatives, successors, and assigns of the “Person” when the contest so permits.

“Purchaser” means_________________.

“Public Disclosure Documents” has the meaning referred to in Section 3.7.

“Registration Rights Agreement” has the meaning referred to in Section 2.2.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax” means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, custom, tariff, impost, levy, duty or other like assessment or charge.

“Taxing Authority” means any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

2.	Agreement to Sell and Purchase.

 2.1  Sale and Purchase. Subject to the terms and conditions of this Agreement and the Membership Purchase Agreement, FIG hereby issues and sells to Purchaser, and Purchaser hereby purchases from FIG, the FIG Shares.

2.2	Closing Deliveries and Payment.

(a)  Upon the execution of this Agreement, FIG will deliver to the Purchaser stock certificates representing the FIG Shares.

(b)  Simultaneously with the execution of this Agreement, the Registration Rights Agreement attached hereto as Exhibit A (the “Registration Rights Agreement”) shall be executed by the parties thereto.

3.	Representations and Warranties of FIG.

3.1	Organization and Power.

FIG is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority (a) to execute and deliver this Agreement and the Registration Rights Agreement and (b) issue the FIG Shares.

3.2	Authorization and Enforceability.

All corporate action on the part of FIG, its officers, directors and stockholders necessary for (a) the authorization, execution and delivery of this Agreement and the Registration Rights Agreement, (b) the performance of all obligations of FIG hereunder and thereunder, and (c) the authorization, sale, issuance and delivery of the FIG Shares pursuant hereto has been taken, as applicable. This Agreement and the Registration Rights Agreement when executed and delivered, will be valid and binding obligations of FIG, enforceable against FIG in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3	No Violation.

Neither (i) the execution, delivery or performance of this Agreement and the Registration Rights Agreement, nor (ii) the issuance of the FIG Shares will:

(a)  conflict with or violate any provision of the certificate of incorporation, any bylaw or any corporate charter or document of FIG;

(b)  result in the creation of, or require the creation of, any Lien upon any (i) shares of stock of FIG or (ii) property of FIG;

(c)  result in (i) the termination, cancellation, modification, amendment, violation, or renegotiation of any contract, agreement, indenture, instrument, or commitment pertaining to the business of FIG, or (ii) the acceleration or forfeiture of any term of payment;

(d)  give any Person the right to (i) terminate, cancel, modify, amend, vary, or renegotiate any contract, agreement, indenture, instrument, or commitment pertaining to the business of FIG, or (ii) to accelerate or forfeit any term of payment; or

(e)  violate any Laws applicable to FIG or by which its properties are bound or affected.

3.4	Consents.

Neither (a) the execution, delivery or performance of this Agreement or the Registration Rights Agreement, nor (b) the issuance of the FIG Shares will require (i) the consent or approval under any agreement or instrument or (ii) FIG to obtain the approval or consent of, or make any declaration, filing (other than administrative filings with Taxing Authorities, foreign companies registries and the like) or registration with, any Governmental Authority.

3.5	Authorization of Stock Consideration.

When issued, the FIG Shares will be (a) duly authorized, validly issued, fully paid and nonassessable, (b) not subject to preemptive rights created by statute, FIG’s certificate of incorporation or bylaws or any agreement to which FIG is a party or by which FIG is bound and (c) free of restrictions on transfer or Liens, other than restrictions on transfer under applicable state and federal securities laws or restrictions or Liens imposed thereon by the Purchaser.

3.6	Public Disclosure Documents.

(a)  FIG has filed with, or furnished to, the SEC each form, proxy statement or report required to be filed with, or furnished to, the SEC by FIG pursuant to the Exchange Act (collectively, with FIG’s prospectus filed with the SEC on July 13, 2005, as amended to date, the “Public Disclosure Documents”). The Public Disclosure Documents, as amended, complied, as of the date of their filing with the SEC, as to form in all material respects with the requirements of the Exchange Act and Securities Act, as applicable. The information contained or incorporated by reference in the Public Disclosure Documents was true, complete and correct in all material respects as of the respective dates of the filing thereof with the SEC, and, as of such respective dates, the Public Disclosure Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated or superseded by any Public Disclosure Document subsequently filed by FIG with the SEC prior to the date hereof.

(b)  The financial statements of FIG included in the Public Disclosure Documents have been prepared in accordance with the published rules and regulations of the SEC and in conformity with GAAP applied on a consistent basis throughout the periods indicated therein, except as may be indicated therein or in the notes thereto, and presented fairly, in all material respects, the financial position of FIG as of the dates indicated, and the results of the operations and cash flows of FIG for the periods therein specified (except in the case of quarterly financial statements for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments).

4.  Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to FIG that:

4.1	Authorization and Enforceability.

Purchaser has all necessary power and authority under all applicable provisions of Laws to execute and deliver this Agreement and the Registration Rights Agreement and to carry out his obligations hereunder and thereunder. All actions on the part of the Purchaser required for the lawful execution and delivery of this Agreement and the Registration Rights Agreement have been or will be effectively taken prior to the date hereof, as applicable. Upon their execution and delivery, this Agreement and the Registration Rights Agreement, will be valid and binding obligations of Purchaser, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.2	Purchase Entirely For Own Account.

The Purchaser is acquiring the FIG Shares for his own account (not as a nominee or agent) and for investment and not with a view to the resale or distribution of any part thereof except as specifically permitted by Section 4.3 hereof.

4.3	Investment Experience.

Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act. Purchaser has acquired sufficient information about FIG to reach an informed decision to purchase the FIG Shares. Purchaser has such business and financial experience as are required to give it the capacity to protect its own interests in connection with the purchase of the FIG Shares.

4.4	Access To Information.

The Purchaser has had an opportunity to ask questions of and receive answers from FIG and its officers and directors concerning FIG and the terms and conditions of the sale of the FIG Shares under the terms of this Agreement and has had an opportunity to obtain additional information from FIG to the extent deemed necessary or advisable by the Purchaser in order to verify the accuracy of the information obtained. The Purchaser has, to the extent deemed necessary by the Purchaser, consulted with his or her own advisors (including the Purchaser’s attorney, accountant or investment advisor) regarding the Purchaser’s investment in the FIG Shares and understands the significance and effect of his representations, warranties, acknowledgments and agreements set forth in this Agreement.

4.5	Speculative Investment.

The Purchaser understands that his investment in the FIG Shares entails a high degree of risk and that a total loss of the Purchaser’s investment in the FIG Shares is possible. The Purchaser understands that his acquisition of the FIG Shares will be a highly speculative investment.

4.6	Representations and Warranties by FIG.

The Purchaser acknowledges that neither FIG, nor any of its officers, directors, representatives or affiliates, nor any other person or entity, has made any representations or warranties, except as otherwise expressly set forth herein, with respect to FIG, its or its affiliates’ businesses, or the FIG Shares.

4.7	Restricted Securities.

Purchaser understands that (a) the FIG Shares are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act, (b) the FIG Shares have not been registered under the Securities Act (in reliance upon an exemption from the Registration Requirements of the Securities Act pursuant to Section 4(2) thereof), (c) the FIG Shares have not been registered under applicable state securities laws, and (d) Purchaser may not resell, pledge or otherwise transfer any such FIG Shares unless registered under the Securities Act and applicable state securities laws (FIG being under no obligation to so do, except as provided in the Registration Rights Agreement).

4.8	Legends.

Purchaser understands that the FIG Shares, and any securities issued in respect thereof or exchanged therefor, may bear the following legend until such time, if any, as (a) the FIG Shares or such securities (i) are sold in compliance with Rule 144 under the Securities Act (or a comparable successor provision) or pursuant to an effective registration statement under the Securities Act or (ii) pursuant to Rule 144(k) under the Securities Act (or a comparable successor provision), or (b) FIG receives an opinion of counsel reasonably acceptable to it to the effect that such legend may be removed:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO AN EXEMPTION PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.”

5.	Miscellaneous.

5.1	Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered to the parties at the addresses set forth below, as same may be modified from time to time. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number set forth below if such facsimile is transmitted on a business day, and if not, then on the next business day thereafter, (b) if given by mail, five (5) days after mailed by registered or certified mail (return receipt requested) or (c) if given by express courier, on the day delivered by an express courier (with confirmation from recipient) to the following addresses:

(a)  if to FIG, to:

Fortress International Group, Inc.
Attn: Harvey L. Weiss
Chairman of the Board
4100 North Fairfax Drive, #1150
Arlington, Virginia 22203
Facsimile No.:

(b)  if to Purchaser, to:

Gerard J. Gallagher
5 Tydings Road
Severna Park, MD 21146
Facsimile No.: _______________

Notice of any change in any address or facsimile number shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

5.2	Entire Agreement.

This Agreement, the Membership Purchase Agreement and the Registration Rights Agreement contain the entire agreement between the parties hereto with respect to the matters contemplated herein and supersede all prior agreements or understandings among the parties related to such matters.

5.3	Assignment and Binding Effect.

Except as otherwise expressly provided herein, the rights and obligations hereunder may not be assigned or delegated by the Purchaser or FIG without the prior written consent of the other; provided, however, that Purchaser may assign its rights and delegate its obligations hereunder, in whole or in part; provided, further, that any such assignee that acquires any FIG Shares shall, as a condition to acquiring the FIG Shares, agree to be bound by the provisions of any agreement applicable to the FIG Shares, including, but not limited to, the Registration Rights Agreement. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

5.4	Amendment and Modification.

This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

5.5	Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Maryland, without giving effect to the principles of conflicts of laws thereof.

5.6	Headings.

Headings to the sections in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section.

5.7	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

5.8	Fees and Expenses.

Each party hereto shall pay the fees and expenses incurred by it in connection with the transactions contemplated herein. Without limiting the generality of the foregoing, Purchaser hereby agrees that FIG shall not be responsible for any expenses, taxes or other costs incurred by Purchaser in consummating the transactions contemplated herein, including legal and other professional fees and costs, income taxes, and sales or use taxes and that Purchaser shall be solely responsible for the payment of all such expenses, taxes and costs.

5.9	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

5.10	Further Actions.

The parties hereto agree to execute such further instruments and to take such further actions as may reasonably be necessary to carry out the intent of this Agreement.

5.11	Brokers.

Each party hereto represents and warrants that, except as provided in the Membership Purchase Agreement, no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section being untrue

IN WITNESS WHEREOF, the parties hereto have executed this Stock Acquisition Agreement as of the date first set forth above.

FIG:
FORTRESS INTERNATIONAL GROUP, INC.,

a Delaware corporation

By:__________________________
Name:______________________
Title:_______________________

PURCHASER:

______________________
Name:____________________

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

EXHIBIT B

SEPARATION FROM EMPLOYMENT AGREEMENT AND RELEASE

1. This agreement is between the Executive, Gerard J. Gallagher, the Executive’s spouse, family, agents and attorneys) (jointly, the "Executive") and Fortress International Group, Inc. (the "Company"), its subsidiaries, affiliated entities, direct or indirect owners and its and their respective officers, directors, employees, agents, predecessors, successors, purchasers, assigns, representatives, fiduciaries, and insurers (jointly, the "Released Parties").
2. If the Executive signs this agreement and does not revoke it, the Executive will receive the applicable severance payments and benefits set forth in Section 5 of the Executive’s Executive Employment Agreement, dated __________ _____, 2006 (the "Employment Agreement").
3. The Executive, deeming this Agreement to be fair, reasonable, and equitable, and intending to be legally bound hereby, agrees to and hereby does, forever and irrevocably fully release and discharge the Released Parties from any and all grievances, liens, suits, judgments, claims, demands, debts, defenses, actions or causes of action, obligations, damages (whether compensatory, punitive or otherwise), and liabilities whatsoever which the Executive now has, has had, or may have, whether the same be known or unknown, vested or contingent, at law, in equity, or mixed, in any way arising out of or relating in any way to any matter, act, occurrence, or transaction before the date of this General Release Agreement, including but not limited to his employment with Company, the Executive's separation from Company and the Executive's employment agreement with the Company (collectively, "Claims"). This is a General Release. The Executive expressly acknowledges that this General Release includes, but is not limited to, the Executive's release of any tort and contract claims, arbitration claims, claims under any local, state or federal wage and hour law, wage collection law or labor relations law, and claims of age, race, sex, religion, disability, national origin, ancestry, citizenship, retaliation or any other claim of employment discrimination, under the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Age Discrimination In Employment Act (29 U.S.C. §§ 621 et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), and any other law prohibiting employment discrimination or relating to employment. Also, the Executive understands that this General Release Agreement is not an admission of liability under any statute or otherwise by the Released Parties, and that the Released Parties do not admit but deny any violation of his legal rights, and that he shall not be regarded as a prevailing party for any purpose, including but not limited to, determining responsibility for or entitlement to attorneys’ fees, under any statute or otherwise. The Executive agrees that in the event the Executive brings a Claim in which the Executive seeks damages or other relief from any Released Party, or in the event the Executive seeks to recover against any Released Party in any Claim brought by a governmental agency on the Executive’s behalf, this Agreement shall serve as a complete defense to such Claims.

4. The claims and causes of action the Executive is releasing and waiving include, but are not limited to, any and all claims and causes of action that any Released Party:
•  has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing between the Executive and the Company;

•  has discriminated against the Executive on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Family Medical Leave Act; the Employee Retirement Income Security Act; Section 510; and the National Labor Relations Act.

•  has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; and/or detrimental reliance).

5. Excluded from this Agreement are any claims which cannot be waived by law. The Executive is waiving, however, the Executive’s right to any monetary recovery should any agency, such as the EEOC, pursue any claims on the Executive’s behalf.
6. The Executive also agrees that the Executive has been paid for all hours worked, including any overtime bonus or other incentive compensation, has submitted all invoices and expense reports, and has not suffered any on-the-job injury for which the Executive has not already filed a claim.
7. The Executive agrees that every term of this Agreement, including, but not limited to, the fact that an agreement has been reached and the amount paid, shall be treated by the Executive as strictly confidential, and expressly covenants not to display, publish, disseminate, or disclose the terms of this Agreement to any person or entity other than the Executive’s immediate family, the Executive’s attorney(s) (for purposes of seeking advice concerning this agreement only) and the Employee’s accountant(s) (for purposes of seeking tax advice only), unless compelled to make disclosure by lawful court order or subpoena.
8. The Executive and the Company have entered into an Assignment of Invention, Non-Disclosure, Non-Solicitation and Non-Competition Agreement ("NDA Agreement"). The Executive reaffirms his obligation to comply with all of the post termination obligations in the NDA Agreement.

9. The Executive also agrees that:
•  The Executive is entering into this agreement knowingly and voluntarily;

•  The Executive has been advised by the Company to consult an attorney;

•  The Executive has been given the right to take [21/45] days (the "Consideration Period") to consider this agreement; provided, however the Employee and the Company hereby agree that if there is a dispute as to the payment of wages such that the Executive is unable to make the representation set forth in Section 6 as to payment for hours worked (including any overtime bonus or other incentive compensation), the Consideration Period shall terminate on the later of the natural expiration of the Consideration Period or the date that is one day after the resolution of all claims regarding wages;

•  But for the Executive's execution of this agreement, the Executive would not otherwise be entitled to the payments described in paragraph 2;

•  if any part of this agreement is found to be illegal or invalid, the rest of the agreement will be enforceable; and

•  this agreement has been individually negotiated between the Executive and the Company and is not part of a group exit incentive or other group employment termination program. The Executive and the Company agree that the sole reason for the termination of the Executive’s employment is a business reorganization and reduction in force of the Company’s [INSERT DEPARTMENT OR JOB CLASSIFICATION] which is occurring on [INSERT DATE]. All individuals who are being terminated in the [INSERT DATE] reduction in force will be eligible for benefits based upon their execution of a release identical to this release. The Executive acknowledges by signing this Agreement that the Executive understands that the Executive is eligible for the benefits which the Executive will receive contingent upon the Executive executing this release, because the Executive was part of this reduction in force. As is more fully set forth in Attachment B, this reduction in force will affect [NUMBER AFFECTED] other executives on [DATE].

10. After the Executive signs this agreement, the Executive will have 7 days to revoke it. If the Executive wants to revoke it, the Executive should deliver a written revocation to __________ . If the Executive does not revoke it, the Executive will receive the payment described in Paragraph 2.

EMPLOYEE:	COMPANY:

FORTRESS INTERNATIONAL GROUP, INC.

____________________	_______________________________
[NAME AND TITLE]

Date:____________________	Date:_______________________________

CONSIDERATION PERIOD

I, Gerard J. Gallagher understand that I have the right to take at least [21/45] days to consider whether to sign this Separation From Employment and Release Agreement, which I received on _________________, 2006. If I elect to sign this Agreement before [21/45] days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the [21/45]-day consideration period.

____________________
Executive Signature

____________________
Date

ATTACHMENT B

SCHEDULE TO SEPARATION FROM EMPLOYMENT AGREEMENT AND RELEASE

On [Date], the employment of the following individuals (identified by job title and age), who will the [sole] holders of their job title, will be terminated in a reduction in force:

Title	Age

The employment of the following individuals (identified by age), who are the [sole] holders of their job title, will not be terminated on [Date] in the reduction in force.

Title	Age

EXHIBIT C

INVENTION ASSIGNMENT, NON-COMPETE

AND CONFIDENTIALITY AGREEMENT

The following confirms an Invention Assignment, Non-Compete and Confidentiality Agreement ("Agreement") between me and Fortress International Group, a Maryland corporation (the "Company," which term includes the Company’s Affiliates, subsidiaries and any assigns). The promises and commitments that I make in this Agreement are a material part of the Company’s consideration in my employment relationship with the Company.

1.             I understand and agree that my employment by the Company creates a duty of loyalty and a relationship of confidence and trust between me and the Company with respect to any information made known to me by the Company or by any client, customer or vendor of the Company or other person who submits information to the Company, or which may be learned by me during the period of my employment.

2.            I recognize that the Company is continuously engaged in activities that the Company regards as confidential, proprietary and/or legally protectable, which activities are at least in part intended to further the interests of the Company and to provide the Company with a competitive advantage. The Company possesses and will, in the future, continue to possess information that has been or will be created, discovered, developed or otherwise becomes known to the Company (including information created by, discovered or developed by, or made known to me) during the period of or arising out of my employment by the Company. I understand that various intellectual and other property rights have been assigned or otherwise conveyed to the Company. All information concerning the above described activities and information is collectively called "Proprietary Information" under this Agreement.

3.            By way of illustration, but not limitation, Proprietary Information includes: trade secrets, processes, formulas, data and know-how; software programs, improvements, and inventions; research and development plans, tools and techniques; new product introduction plans, specifications, requirements documents and strategies; manufacturing techniques, strategies and costs, expenses, supplier information and lists and distribution information; terms and conditions in contracts of all kinds; marketing plans, strategies and service; support strategies and procedures; development schedules; revenue forecasts; computer programs; copyrightable material, employee salaries, employee expertise, employee ability levels, training programs and procedures, copies of memos or presentations incorporating confidential information which I may have in my files (including those which I authored), patent applications and disclosures and customer lists.

4.            In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

(a)           All Proprietary Information shall be the sole property of the Company, and the Company shall be the sole owner of all patents, copyrights, trademarks and other rights related to Proprietary Information. I hereby assign to the Company any rights I may have or acquire in Proprietary Information. At all times, both during and after my employment by the Company, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything related to it without written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

(b)           All documents, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with employment by the Company shall be and remain the sole property of the Company, shall be used by me solely for the benefit of the Company and shall be returned to the Company immediately as and when requested by the Company. Even if the Company does not so request, I shall return and deliver all such property to the Company upon termination of my employment by me or by the Company for any reason. I will not take with me any such property or any form of copy or reproduction of such property upon my termination.

(c)           I will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment (all said improvements, inventions, formulas, ideas, processes, techniques, know-how and data shall be hereinafter collectively call "Inventions").

(d)          I agree that all Inventions that I develop or have developed (in whole or in part, either alone or jointly with others) and (i) use or have used equipment, supplies, facilities or trade secret information of the Company, or (ii) use or have used the hours for which I am to be or was compensated by the Company, or (iii) which relate to the business of the Company or to its actual or demonstrably anticipated research and development or (iv) which result, in whole or in part, from work performed by me for the Company shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Inventions. I further agree as to all such inventions and improvements to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on said inventions and improvements in any and all countries, and to that end I will execute all documents in use for applying for and obtaining such patents and copyrights thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing patents, copyrights or other rights for such inventions and improvements in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company’s request on such assistance.

(e)           In the event that the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for or execute any patent, copyright or other applications with respect to such inventions and improvements (including renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint the Company and its authorized officers and agents, as my agents and attorneys-in-fact, this power of attorney being coupled with an interest, to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by me.

(f)           As a matter of record, on Attachment A, I have attached a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment with the Company that I desire to remove from the operation of this Agreement, and I covenant that such list is complete. If no such list is signed by me and attached to this Agreement, I represent and warrant that I have no such inventions or improvements at the time of signing this Agreement, and I agree that I will make no claim against the Company with respect to any such inventions or ideas.

(g)           I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

(h)           I acknowledge that the Company from time to time may be involved in government projects of a classified nature. I further acknowledge that the Company from time to time may have agreements with other persons or governmental agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work or information disclosed in connection therewith. I agree to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

(i)            I represent and warrant that execution of this Agreement, my employment with the Company and my performance of my proposed duties to the Company in the development of its business have not and will not violate any obligations which I may have to any former employer.

(j)
I agree that at no time during my employment by the Company or thereafter shall I make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its Affiliates or any of their respective directors, officers or employees.

5.             This Agreement shall be effective as of the first day of my employment by the Company.

6.            This Agreement may not be changed, modified, released, discharged, abandoned or otherwise amended, in whole or in part, except by an instrument in writing, signed by myself and a majority of the members of the Board. I agree that any subsequent change or changes in my duties, salary or compensation shall not affect the validity or scope of this Agreement.

7.             I acknowledge receipt of this Agreement and agree that with respect to the subject matter hereof it is my final, complete and exclusive agreement with the Company, superseding any previous oral or written representations, understanding or agreements with the Company or any officer or representative with respect to the subject matter herein.

8.             In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, such paragraph or provision shall be modified to the extent necessary to give effect to the intent of the parties or, if necessary, severed from this Agreement and the entire Agreement shall not fail on account thereof, but shall otherwise remain in full force and effect.

9.            This Agreement shall be construed in accordance with the laws of the State of Maryland without regard to its choice of law principles.

10.          This Agreement shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its successors and assigns.

I acknowledge that the foregoing restrictions contained in Section 4 are reasonable in all respects including the scope, duration and geographic limitations. I agree that the restrictions are an appropriate means of protecting the Company’s legitimate business interests, and no greater than necessary to protect the Company’s interests. I acknowledge that these restrictions will not unreasonably interfere with my ability to make a living.

Dated: __________ _____, 2006
_________________
Executive Signature
Gerard J. Gallagher

Accepted and Agreed to:

Fortress International Group, Inc.

By:______________________

Name: Harvey L. Weiss
Title: Chairman

Date:_____________________

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